Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 1, 2004 (except for Note 15, as to which the date is August 31, 2004), accompanying the financial statements of Argon Engineering Associates, Inc., contained in Amendment No. 3 to the Form S-4 Registration Statement (No. 333-117430) filed on or about September 3, 2004. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Vienna, Virginia
August 31, 2004